Exhibit 99.1

FDCTech’s 2024 Quarterly Results Highlights: The Company Streamlines Strategic Acquisitions in 2024 to Drive Growth and Financial Strength

The Company continues to deliver strong top-line growth, working capital surplus, and increased liquidity as it expands its market presence and enhances its trading technology offerings.

Irvine, CA: December 31, 2024, FDCTech, Inc. (“FDC” or the “Company,” OTCQB: FDCT), a fintech-driven company specializing in acquiring and integrating small to mid-size legacy financial services firms, today announced its financial results for the periods ending March 31, June 30, and September 30, 2024, showcasing significant revenue growth and strategic expansion.

Financial Condition as of September 30, 2024

●	The cash on hand was $27,989,417 as of September 30, 2024, compared to $31,316,461 on December 31, 2023, reflecting strategic reinvestments and acquisitions.

●	The working capital surplus was $8,557,179 as of September 30, 2024, compared to the working capital deficit of $7,460,959 on December 31, 2023, demonstrating enhanced liquidity and financial strength.

●	The net assets were $13,668,296 as of September 30, 2024, compared to $13,010,838 on December 31, 2023.

Three Months Operation Highlights

Q1 2024 (Three Months Ending March 31, 2024):

●	The total revenues generated for the three months ending March 31, 2024, and 2023 were $6,376,335 and $1,545,687, an increase of 312.52% from the previous period driven by robust growth in brokerage operations.

●	During the three months ending March 31, 2024, and 2023, the Company reported a net income and net loss of $833,445 and $224,374, an increase of net income by 471.45% from the previous period due to gain in forex exchange in the three months ended March 31, 2024.

Q2 2024 (Three Months Ending June 30, 2024):

●	The total revenues generated for the three months ending June 30, 2024, and 2023 were $6,129,521 and $1,700,405, an increase of 260.47% from the previous period driven by continued brokerage expansion.

●	During the three months ending June 30, 2024, and 2023, the Company reported a net loss of $1,045,275 and $144,187, an increase in net loss by 624.94% from the previous period due to increased operating expenses in the three months ended June 30, 2024.

Q3 2024 (Three Months Ending September 30, 2024):

●	The total revenues generated for the three months ending September 30, 2024, and 2023 were $5,673,008 and $3,703,091, an increase of 53.20% from the previous period due to increased brokerage business.

●	During the three months ending September 30, 2024, and 2023, the Company reported a net loss and net income of $649,565 and $689,390, a decrease in net income by 194.22% from the previous period due to increased operating expenses in the three months ended September 30, 2024.

Six Months Operation Highlights

●	The total revenues generated for the six months ending June 30, 2024, and 2023 were $12,505,856 and $3,246,092, an increase of 285.26% from the previous period due to increased brokerage business.

●	During the six months ending June 30, 2024, and 2023, the Company reported a net loss of $211,830 and $368,561, an increase of net income by 42.53% from the previous period due to the gain in foreign exchange in the six months ended June 30, 2024.

Nine Months Operation Highlights

●	The total revenues generated for the nine months ending September 30, 2024, and 2023 were $18,178,864 and $6,949,183, an increase of 161.60% from the previous period due to increased brokerage business.

●	During the nine months ending September 30, 2024, and 2023, the Company reported a net loss and net income of $861,395 and $320,829, a decrease in net income by 368.49% from the previous period due to increased operating expenses in the nine months ended September 30, 2024.

FDCTech achieved consistent performance in its wealth management segment while driving substantial growth in technology and trading revenues. The Company expects further revenue acceleration from recent acquisitions in Q4 2024, underscoring its strategic focus on expansion through acquisitions and innovative technology integration. FDCTech’s impressive top-line growth and strengthened working capital highlight the effectiveness of its acquisition and integration initiatives. Although increased operating expenses have temporarily affected net income, these investments are pivotal for scaling operations and advancing technology solutions. This transformational growth trajectory, initiated in 2022, positions the Company to deliver sustained long-term value to shareholders.

Please visit our SEC filings or the Company’s website for more information on the full results and management’s plan.

FDCTech, Inc.

FDCTech, Inc. (“FDC”) is a regulatory-grade financial technology infrastructure developer designed to serve the future financial markets. Our clients include regulated and OTC brokerages and prop and algo trading firms of all sizes in forex, stocks, CFDs, commodities, indices, ETFs, precious metals, and other asset classes. Our growth strategy involves acquiring and integrating small to mid-size legacy financial services companies, leveraging our proprietary trading technology and liquidity solutions to deliver exceptional value to our clients.

Press Release Disclaimer

This press release’s statements may be forward-looking statements or future expectations based on currently available information. Such statements are naturally subject to risks and uncertainties. Factors such as the development of general economic conditions, future market conditions, unusual catastrophic loss events, changes in the capital markets, and other circumstances may cause the actual events or results to be materially different from those anticipated by such statements. The Company does not make any representation or warranty, express or implied, regarding the accuracy, completeness, or updated status of such forward-looking statements or information provided by the third party. Therefore, in no case will the Company and its affiliate companies be liable to anyone for any decision made or action taken in conjunction with the information and/or statements in this press release or any related damages.

Contact Media Relations

FDCTech, Inc.

info@fdctech.com

www.fdctech.com

+1 877-445-6047

200 Spectrum Center Drive, Suite 300,

Irvine, CA, 92618